Exhibit 23.2
Consent of Independent Registered Certified Public Accounting Firm
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 14, 2006, except for the segment information in note 1 and the net income (loss) per share data included in note 1 and note 9, as to which the date is April 19, 2007 relating to the financial statements and financial statement schedule of MPTC Holdings, Inc. and Subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Tampa, Florida
July 17, 2007